Exhibit 99.1

For Immediate Release

Board of Directors of Full House Resorts, Inc.

Comments on Stockholder Proposal and Strategic Alternatives

LAS VEGAS – October 13, 2014 – The Board of Directors of Full House Resorts, Inc. (NYSE MKT: FLL) comments on the public announcement on October 9, 2014 made by dissident minority stockholders regarding their request to call a special meeting to appoint certain individuals to the Company’s board of directors and make changes to the Company’s bylaws.

The Company has been evaluating strategic alternatives for several months. The Company intends to continue exploring strategic alternatives to maximize value for all stockholders, including the potential merger or sale of the Company, and has retained Macquarie Capital as its financial advisor and Latham & Watkins LLP as its legal advisor. The Company will inform its stockholders of the result of its review of strategic alternatives at the appropriate time.

Accordingly, the Company believes that the proposals by the dissident group are inappropriate and disruptive at this time and encourages stockholders to not take any action with respect to the proposals. The Company also notes that many of the statements made by the dissident group are inaccurate or misleading.

The Company also believes that the dissident group are the wrong people, with the wrong agenda at the wrong time. Craig Thomas and Bradley Tirpak do not have a record of creating value for stockholders as evidenced by their failed attempt to take over the board of USA Technologies, Inc. and the decline in Direct Insite Corp’s stock price and operations during the period of Craig Thomas’ service as a board member following a similar board takeover. In addition, Dan Lee recently had a less than eight month tenure at the Palms Casino Resort, had a disruptive departure from Pinnacle Entertainment and was unsuccessful in his efforts to develop a casino in Louisiana.

The Company will pursue the strategy that is in the best interest of all stockholders, and encourages its stockholders not to support actions that enable the dissident group to take control of the Company without providing a fully formed strategic plan to create value for stockholders of the Company.

About Full House Resorts, Inc.

Full House owns, develops and manages gaming facilities throughout the country. The Rising Star Riverboat Casino in Rising Sun, Indiana has 40,000 square feet of gaming space with almost 1,300 slot and video poker machines and 37 table games. The property includes a 190-room hotel, a pavilion with five food and beverage outlets, an 18-hole Scottish links golf course and a large, multi-purpose Grand Theater for concerts and performance events as well as meetings and conventions. The Silver Slipper Casino in Hancock County, Mississippi, has 37,000 square feet of gaming space with almost 1,000 slot and video poker machines, 26 table games, a poker room and the only live Keno game on the Gulf Coast. The property includes a fine dining restaurant, buffet, quick service restaurant and two casino bars. Stockman’s Casino in Fallon, Nevada has 8,400 square feet of gaming space with approximately 260 gaming machines, four table games and a keno game. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada on the north shore of Lake Tahoe under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Forward-looking Statements

Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, including the ability to maintain a gaming license in Indiana, Nevada and Mississippi, financing sources and terms, integration of acquisitions, competition and business conditions in the gaming industry, including competition from Ohio casinos and any possible authorization of gaming in Kentucky. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

Important Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed director nominations made by a small group of stockholders (the “Proposals”). In connection with the Proposals, the Company may file relevant materials, including other soliciting materials, with the Securities and Exchange Commission (the “SEC”). BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO CAREFULLY READ ALL SUCH SOLICITING MATERIAL IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC IN CONNECTION WITH THE PROPOSALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any solicitation materials and any other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://www.fullhouseresorts.com/investors.php.

Participants in the Solicitation

The Company and its directors, executive officers and other employees and persons may be deemed to be “participants” in the solicitations of proxies from the Company’s stockholders in connection with the Proposals. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the Proposals and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 10, 2014 (the “Annual Report”) and other materials to be filed with the SEC. To the extent holdings of the Company’s securities have changed since the amounts printed in the Annual Report, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

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For further information, contact:

Mark Miller, Chief Operating Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com

or

Dan Foley

ICR

203-604-4553

investors@fullhouseresorts.com